                                        March 1, 2024
Dear Aurora:
We are pleased to offer you employment with NMI Holdings, Inc. (the “Company”) beginning on May 1, 2024 (the “Start Date”). You will serve as Executive Vice President, Chief Financial Officer and you will report directly to the President and Chief Executive Officer, Adam Pollitzer. You will be based in the Company’s Emeryville, CA office.

Compensation and Benefits
Annual Base Salary and Employee Benefits. During your employment, you will be entitled to be paid an annual base salary at the rate of $505,000 per year (your “Annual Base Salary”), payable at times consistent with the Company’s general policies regarding compensation of employees, as in effect from time to time. In addition, during your employment, you will be eligible to participate in any health, welfare and retirement benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies.

    Executive Cash Allowance. As an Executive Vice President, you will be eligible to participate in the Company’s Executive Cash Allowance program as in effect from time to time, subject to the terms and limitations of the Executive Cash Allowance program and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate the program. Under the terms of the Executive Cash Allowance program as in effect as of the date hereof, you will be eligible to receive a fixed cash amount of $30,000 per year in lieu of individualized perquisites, payable at times consistent with the Company’s payroll practices, as in effect from time to time.

Discretionary Bonus. With respect to calendar year 2024 and thereafter, you will be eligible to be awarded an annual discretionary cash bonus, with a target annual bonus opportunity of one hundred percent (100%) of your Annual Base Salary (the “Discretionary Bonus”), payable in accordance with the Company’s customary practices with respect to the payment of bonuses, as in effect from time to time. Any Discretionary Bonus will be determined by the Chief Executive Officer, subject to approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Except as provided below upon certain qualifying terminations of employment, in order to receive a Discretionary Bonus, you must be employed by the Company or one of its subsidiaries at the time of payment. You will not be eligible to receive a Discretionary Bonus if you resign (or you have given notice of your intention to resign) or if your employment is terminated for any reason (or you have been given notice of your termination) at any time prior to the payment of such Discretionary Bonus.

Annual Discretionary Equity. Management will also recommend to the Committee at the next regularly scheduled meeting of the Committee following your Start Date that you be considered for a 2024 annual equity-based award in respect of Company stock under the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as such plan may be amended and restated from time to time, or any successor plan (the “Plan”) with a target grant date fair market value equivalent to approximately one hundred and ninety percent (190)% of your Annual Base Salary. Any such annual equity award will be in the same form as may be granted to other executive vice presidents of the Company, but fifty percent (50%) of such award is expected to be in the form of time-vesting restricted stock units and fifty percent (50%) of such award is expected to be in the form of performance-vesting restricted stock units. The terms and conditions of any equity-based award, including the grant date, exercise price (if any), vesting schedules and applicable performance metrics, will be determined by the Committee and will be set forth in the applicable award agreements and will be subject to the terms of the Plan.

Commencing with the 2025 fiscal year, during your employment, you will continue to be eligible to receive equity-based compensation awards from the Company. The number and type of equity-based compensation awards granted to you, the frequency of the grant, and the terms of such equity-based awards will be established by the Board or the Committee.

Inducement Equity Award. Management will also recommend to the Committee at the next regular meeting of the Committee following your Start Date that you be considered for a supplemental inducement equity grant with an approximate grant date value of $1,500,000 in the form of time-vesting restricted stock units under the Plan (the “Inducement Equity Award”), forty percent (40%) of which would vest on each of the first and second anniversaries of the Start Date and the remaining twenty percent (20%) of which would vest on the third anniversary of the Start Date, subject to your continued employment through each such anniversary and the other terms and conditions of the applicable award agreement. If granted, the terms and conditions of the Inducement Equity Award, including the grant date and vesting schedule, will be set forth in the applicable award agreement and subject to the terms of the Plan.

Relocation Benefits. You agree that you will relocate to the San Francisco Bay Area no later than three months following your Start Date.  The Company will provide you with the following relocation and commuting benefits.  The Company will provide you with paid assistance from a global relocation specialist covering the planning, logistics, and cost of relocation to the San Francisco Bay Area. In addition, the Company will pay to you a one-time relocation bonus in the amount of $25,000 (the “Relocation Bonus”) to assist you with relocation and commuting costs during your transition. The Relocation Bonus will be paid in a lump sum along with your first regular paycheck. The company will also give you a $5,000 per month housing allowance for six months following the Start Date. In addition, the Company will provide (or reimburse you for) up to six round trip airline tickets to San Francisco, California during the three-month period following the date of this letter to assist in relocation.

In order to obtain the relocation benefits described above, including the Relocation Bonus, you will be required to sign an agreement (in the form attached as Exhibit A, the “Relocation Reimbursement Agreement”) to repay the Relocation Bonus and the cost of any round trip airline tickets utilized or reimbursed to you in full if you resign or are terminated under the terms of the Relocation Reimbursement Agreement within 12 months of your Start Date. Relocation benefits generally are considered taxable income to the recipient and will be included in your W-2 as required.

Paid Time Off. The Company offers a generous 25 days of Paid Time Off (“PTO”) per year, pro-rated on a calendar year basis. Your PTO will begin to accrue on the Start Date and may be taken in accordance with Company policy.

Severance. You will be eligible to participate in the Company’s Severance Benefit Plan as an Executive Vice President without an employment agreement. In addition, management will recommend to the Committee at the next regular meeting of the Committee following your Start Date that you be designated as a participant in the Company’s Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”) with a Severance Multiple (as defined in the CIC Plan) of 1.5x and a COBRA Period (as defined in the CIC Plan) of 18 months.
Restrictive Covenants
Return of Company Property. Upon a termination of your employment for any reason, you will promptly return to the Company any keys, credit cards, passes, equipment, computers, records, files, documents or material, or other property belonging to the Company, and you will also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates, in each case without retaining copies in any form, except you may retain any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” will have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of your employment that you have complied with this paragraph.

Nondisparagement. You agree not to disparage the Company or any Company director, officer, employee, consultant, contractor or affiliate, or any of its products, processes, policies, practices, or standards of business conduct, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly-available forums or any community organizations. The Company agrees to instruct its directors and Executive Vice Presidents not to disparage, criticize or defame you, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly available forums or any community organizations. Except as otherwise permitted herein, you agree not to assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company director, officer, employee, consultant, contractor or affiliate. Both you and the Company agree that nothing in this letter will prohibit either party, or is to be construed as precluding either party, from providing truthful information in response to a court order or government inquiry or investigation.

Confidential Information. You acknowledge that you will have knowledge of certain trade secrets of the Company and its business plans and prospects. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses or prospective businesses, including, without limitation, any trade secrets, research, secret data, business methods, operating procedures or programs which will have been obtained by you in connection with your services to the Company or any affiliates thereof and which will not be or become public knowledge (other than by acts by you in violation of this letter) (collectively, the “Trade Secrets and Confidential Information”); provided, however, that you and the Company acknowledge and agree that you will be required to disclose Trade Secrets and Confidential Information to third parties in performing services for the Company under this letter, which you may do only to the extent required, as determined within your reasonable discretion. After termination of your services with the Company for any reason, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. You agree to promptly notify the Company’s General Counsel via telephone and email as soon as you learn that you may be asked to divulge any Trade Secrets and Confidential Information in any legal proceeding so that the Company may take steps, if necessary, to protect its interests concerning the Trade Secrets and Confidential Information.

Nonsolicitation. You agree that, while you are employed by the Company and during the one-year period following the cessation of your employment for any reason, you will not directly or indirectly (i) solicit any individual who is, on the date of termination (or was, during the six-month period prior to the date of termination), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, or (ii) solicit any investor or prospective investor in the Company or any business contact introduced to you in connection with your employment by the Company hereunder to curtail or cease doing business with the Company or any of its affiliates.

Equitable Remedies. You acknowledge that the Company would be irreparably injured by a violation of the paragraphs entitled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation” and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, will be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the paragraphs titled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation.” If a bond is required to be posted in order for either party to secure an injunction or other equitable remedy in connection with such paragraph, the parties agree that said bond need not be more than a nominal sum.

Severability; Blue Pencil. You acknowledge and agree that you have had the opportunity to seek advice of counsel in connection with this letter and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that this paragraph or any of the paragraphs titled “Nondisparagement,” “Confidential Information,” “Nonsolicitation,” or “Equitable Remedies” (such paragraphs, the “Restrictive Covenants”) is invalid or unenforceable, the remainder of the provisions of such paragraphs will not thereby be affected and will be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant or covenants in this letter is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, will be reduced so that such provision becomes enforceable, and in its reduced form, such provision will be enforced.

Whistleblower Rights. Notwithstanding the foregoing, nothing in this letter limits your ability to exercise any legally protected whistleblower rights or communicate with any federal, state, or local governmental agency, commission or body, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company or its General Counsel.

Miscellaneous
Business Time. The Board believes that the role of the Chief Financial Officer is a full-time commitment. You agree that it will occupy all of your business service time.

At-Will Employment. This offer is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time for any reason or no reason. Similarly, nothing in this letter will be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Compensation Recovery Policy. Any amounts payable under this letter are subject to the Compensation Recovery Policy (attached to this letter as Exhibit B). You acknowledge and agree that you are a “Covered Person” for purposes of the Compensation Recovery Policy and that any amounts payable under this letter are subject to the Compensation Recovery Policy, irrespective of whether such policy has been adopted by the board of directors of the Company (or a committee thereof) generally.

Section 409A Compliance. Any amounts payable under this letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under

Section 409A, and, with respect to amounts payable under this letter that are subject to Section 409A, this letter will in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this letter, if any, will be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter. Notwithstanding anything to the contrary in this letter, all reimbursements and in-kind benefits provided under this letter that are subject to Section 409A will be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company and its affiliates as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter or otherwise during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

Governing Law. This letter will be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

Dispute Resolution. Any controversy or claim arising out of or relating to this letter or the breach of this letter (other than a controversy or claim arising under the Restrictive Covenants) that is not resolved by you and the Company will be resolved on an individual basis through binding arbitration in California in accordance with the Mutual Agreement to Arbitrate (attached to this letter as Exhibit C). You are required to sign the Mutual Agreement to Arbitrate prior to your Start Date as a condition to this offer of employment, the terms of which are incorporated into this letter. Any controversy or claim arising under the Restrictive Covenants will be subject to the jurisdiction of any state or federal court in California and heard or determined in such courts.

Conditions to Offer. This offer of employment is contingent upon the successful completion of the Company’s pre-employment screening process, which includes reference checking and the background check required as an insurance company and by many of our vendors and customers. This background check will be initiated shortly before the Start Date, but may not be completed prior to the Start Date, and your employment and continued employment is contingent upon the successful completion of this process. The Company will determine, in its sole discretion, if you have successfully completed the process. In addition, the Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will be emailed a link to complete the online Employment Verification Form I-9 that you are required to complete as a condition of employment.

Policies and Procedures. You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, in each case as currently in effect and as may be amended from time to time.

Withholding. All payments and benefits provided for in this letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Representations. By accepting this offer, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

Entire Agreement. This letter, together with the exhibits attached hereto, constitutes the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates.
We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this offer by signing below and returning a signed copy of this letter to me. Please feel free to call if you have any questions.

Sincerely,

/s/ Adam Pollitzer
Adam Pollitzer
President and Chief Executive Officer

I acknowledge receipt of this letter and I accept the position offered.

/s/ Aurora Swithenbank
Aurora Swithenbank

Date: March 1, 2024

EXHIBIT A
RELOCATION REIMBURSEMENT AGREEMENT

I, Aurora Swithenbank, have accepted the terms of and entered into an offer letter of employment with the Company, dated as of March 1, 2024 (the “Offer Letter”), to which this Relocation Reimbursement Agreement (this “Agreement”) is an Exhibit. Capitalized terms used but not defined in this Agreement will have the terms ascribed to them in the Offer Letter.
Pursuant to the paragraph entitled “Relocation Benefits” in the Offer Letter, I hereby authorize and request that the Company incur expenses on my behalf and/or reimburse me for up to six round trip airline tickets for me (the “Relocation Expenses”), and acknowledge my intent to receive the Relocation Bonus. I agree and acknowledge that I will repay the Company in full for the Relocation Bonus and for all Relocation Expenses incurred or reimbursed to me by the Company if my employment is terminated due to a Forfeiture Termination (defined below) within twelve (12) months of my Start Date. “Forfeiture Termination”) shall mean (x) you resign your employment with the Company (other than due to your death, Disability (as defined in the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as such plan may be amended and restated from time to time, or any successor plan) or a Qualifying Termination under the Company’s Amended and Restated Change in Control Severance Benefit Plan or (y) your employment is terminated due to your commission of a major violation of Company policy, for gross neglect of duties or for willful misconduct (each as determined by the Company’s Chief Executive Officer.

I understand that at any time during my employment with the Company, my job title or responsibilities may be changed, and that any such change to my job title or responsibilities does not alter or affect my obligation to repay the Company for the Relocation Bonus and for all Relocation Expenses incurred by the Company as required by this Agreement, unless such change in job title or responsibilities results in a “Qualifying Termination” under the CIC Plan.
If my employment terminates due to a Forfeiture Termination, I authorize and agree that the Relocation Bonus and all relocation expenses paid by the Company on my behalf or reimbursed to me will become immediately due and payable by me to the Company. I further authorize the Company to deduct from any wages, salary or other benefits or monies otherwise owed to me any sum necessary to repay the Relocation Bonus and any relocation expenses incurred by the Company or reimbursed to me. I understand and agree that I will be responsible and obligated to repay to the Company, within thirty (30) days, for any remaining portion of the Relocation Bonus and relocation expenses that are not repaid through the deductions provided for in the preceding sentence. Regardless of the reason, should my employment with the Company never commence, any relocation expenses incurred on my behalf by the Company or reimbursed to me will be immediately due and payable by me to the Company.
This letter will be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions. Any controversy or claim arising out of or relating to this Agreement will be subject to the Arbitration Agreement.
Aurora Swithenbank                    Date: March 1, 2024

/s/ Aurora Swithenbank

Approved by:

Adam Pollitzer
President and Chief Executive Officer
NMI Holdings, Inc.

/s/ Adam Pollitzer
Signature

EXHIBIT B
NMI HOLDINGS, INC. COMPENSATION RECOVERY POLICY

1.    Purpose. This Policy sets forth the terms on which NMI Holdings, Inc (the “Company”) may recover erroneously awarded compensation to its executive officers and shall replace in its entirety the Company’s Clawback Policy, dated February 9, 2017. This Policy is intended to comply with Section 10D of the Exchange Act and Nasdaq Listing Rule 5608.

2.    Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:

(a) “Board” means the Board of Directors of the Company.

(b) “Committee” means the Compensation Committee of the Board. (c) “Exchange” means the Nasdaq Stock Market.
(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(e) “erroneously awarded compensation” has the meaning set forth in Section 3(c).

(f)    “executive officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.

(g) “financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

(h) “incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.

(i) “received” has the following meaning: incentive-based compensation is deemed received in the
Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

(j) “SEC” means the U.S. Securities and Exchange Commission.

3.    Recovery of Erroneously Awarded Compensation. The Company shall recover reasonably promptly the amount of erroneously awarded compensation if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.(a) Scope of Policy. This Policy shall apply to all incentive-based compensation received by a person:

(i) After beginning service as an executive officer;

(ii) Who served as an executive officer at any time during the performance period for that incentive-based compensation;

(iii) While the Company has a class of securities listed on a national securities exchange or a national securities association; and

(iv) During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

(b) Date of Accounting Restatement. The date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:

(i) the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and

(ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section 3.

(c) Amount Subject to Recovery. The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and comply with any requirements of the Exchange regarding such documentation.

(d) Impracticability of Recovery. The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.

(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and comply with any requirements of the Exchange regarding such documentation.
(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(e) Prohibition on Indemnification. The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.

(f)    Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.

4.    Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC.

5. Administration.

(a) Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with Nasdaq Listing Rule 5608, Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.

(b) Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

(c) Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

EXHIBIT C
NMI Holdings, Inc.
ARBITRATION AGREEMENT

It is in the interest of NMI Holdings, Inc., and its current or future parents, subsidiaries, affiliates, successors and assigns (collectively “the Company”) and its employees to resolve disputes relating to employment matters in a speedy, fair and cost-effective way whenever possible. The Company and you therefore agree to enter into this Mutual Agreement to Arbitrate (“Agreement”) for this purpose. In consideration of our mutual promises as described below and as a term of your employment with the Company, we both agree as follows:

1. Claims Covered by this Agreement

You and the Company (collectively the “Parties) mutually agree that final and binding arbitration before a neutral arbitrator shall be the exclusive remedy for any dispute arising out of your employment, including your recruitment, hire, any claim of discrimination or harassment in the workplace, any claim for unpaid wages or benefits, or termination of employment. For example, if your employment with the Company is terminated and you contend that the termination violates any law, term of employment, or public policy, then we will submit the matter to final and binding arbitration for resolution instead of any court or jury trial to which you or the Company may be entitled. This Agreement covers all common-law and statutory claims described above, including, but not limited to, any claim for breach of contract, unpaid wages, and violation of laws forbidding discrimination on the basis of race, color, religion, gender, age, national origin, and disability. This Agreement also includes any claims involving any current or former officer, director, shareholder, agent or employee of the Company (including its current or future parents, subsidiaries, affiliates, successors and assigns). You understand that you are not giving up any substantive rights, and this Agreement simply governs the forum in which we both agree to resolve any of the disputes described above.

2. Claims Not Covered by This Agreement

This Agreement does not cover claims for workers’ compensation, unemployment compensation, state or federal disability insurance or any dispute or claim that has been expressly excluded from arbitration by statute. This Agreement shall not apply to sexual assault or sexual harassment claims arising after March 3,
2022, and the applicability of this provision only shall be determined by a court. It also does not cover claims for temporary or preliminary injunctive relief, (including claims for a temporary protective order), in aid of arbitration or to maintain the status quo pending arbitration, which may be filed in a court with jurisdiction over the matter in accordance with applicable law.

This Agreement also does not prevent you from filing a charge or complaint with a government agency such as the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or the Occupational Safety and Health Commission. However, you may not recover any monetary benefits in connection with any such charge or complaint and if it is not resolved through the agency proceedings, the matter must be submitted to arbitration in accordance with this Agreement.

3. Class and/or Collective Action Waiver

Covered claims will be arbitrated only on an individual basis, and both you and the Company waive the right to participate in or receive money or any other relief from any class and/or collective proceeding. No party may bring a claim on behalf of other individuals, and any arbitrator hearing your claim may not: (a) combine more than one individual’s claim or claims into a single case; (b) participate in or facilitate notification of others of potential claims; or (c) arbitrate any form of a class and/or collective proceeding. To the maximum extent permitted by law, the Parties also waive the right to participate in representative actions and agree to arbitrate such claims on an individual basis only.

4. Time and Manner in Which to File Claims

We agree that any demand for arbitration by either one of us shall be filed within the statute of limitations that applies to the claim(s) upon which arbitration is being sought or required.

To initiate a claim, you must send a Notice of Claim via certified mail (and copy by email) to: Office of the General Counsel
NMI Holdings, Inc.
2100 Powell Street
12th Floor
Emeryville, CA 94608
legalcompliance@nationalmi.com

If the Company seeks to arbitrate a claim, it will send you, by certified mail, a Notice of Claim to your last known address.

A Notice of Claim, regardless of who sends it, should (a) describe the nature and basis of the claim or dispute and (b) set forth the nature and amount of the damages or other relief sought. If the Parties do not reach an agreement as to how to resolve the claim or dispute within 30 days after the Notice of Claim is received, you or the Company may begin arbitration proceedings by following the instructions to submit a demand for arbitration with JAMS, a neutral judicial arbitration and mediation service, at www.jamsadr.com or by calling JAMS at 800-352-5267.

5. Arbitration Procedures

Arbitration under this Agreement shall be before a single, neutral arbitrator in the county in which you work or worked at the time the dispute or claim arose, unless we mutually agree to a different location. The arbitration shall be administered in accordance with the applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) to the extent they are not inconsistent with this Agreement. The JAMS Rules may be obtained online at www.jamsadr.com or by calling JAMS at 800-352-5267. We agree that nothing in this Agreement relieves either of us from any obligation we may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each claim subject to arbitration must be initiated within the applicable statute of limitations.

The Parties agree that the arbitrator shall decide whether a dispute is subject to arbitration, and any question regarding the enforceability of this Agreement, or any provision herein, including but not limited to whether the Agreement is valid and legal, except as otherwise provided herein regarding only the exclusion of sexual assault or sexual harassment claims.

The arbitrator shall allow discovery as permitted by the JAMS Rules, so long as the discovery does not exceed the limits set forth in the Federal Rules of Civil Procedure or any other discovery required by applicable state law. The Company shall pay all administrative fees, expenses, and costs of the arbitrator, and each party shall pay their own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. If the parties cannot agree on an arbitrator, the JAMS Rules will govern selection. The arbitrator’s award shall be in writing, with reasons given and evidence cited for the award and may provide any relief available in any court. The decision shall be final and binding on the parties, and other than a petition in federal court to confirm, vacate or modify the decision under the Federal Arbitration Act (“FAA”), neither party may initiate a lawsuit that in any way arises out of, or relates to, the dispute. Any federal court of competent jurisdiction may enter judgment upon the award.

6. Governing Law

The Parties agree that the Company is engaged in transactions involving interstate commerce. The Parties understand and agree that this is an agreement to arbitrate under the Federal Arbitration Act. To the extent consistent with the FAA, this Agreement and its interpretation, validity, construction, enforcement and performance, as well as any disputes and/or claims that arise under this Agreement, shall be governed by the law of the state in which the majority of your work was performed during the time period in which the dispute or claim to be arbitrated arose.

7. Not a Contract of Employment

This Agreement shall not be construed to create any contract of continued employment and in no way alters your status as an employee at will, permitting either you or the Company to terminate your employment at any time, with or without cause or advance notice.

8. Modification and Severability

This Agreement can be modified only by a writing signed by you and the Chief Executive Officer, the General Counsel or the Chief Human Resources Officer of the Company, referring to this Agreement and stating an intent to revoke or modify it. The provisions of this Agreement are severable, meaning that if any term or provision is determined to be invalid or unenforceable, or to be contrary to any public policy or law by a court, the remaining provisions shall remain in full force and effect.

WE ACKNOWLEDGE THAT WE HAVE RECEIVED AND READ OR HAVE HAD THE OPPORTUNITY TO READ THIS MUTUAL AGREEMENT TO ARBITRATE. WE ALSO UNDERSTAND AND AGREE THAT WE HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND WE HAVE HAD AN OPPORTUNITY TO DO SO. WE AGREE THAT WE HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT BY SIGNING IT, WE ARE WAIVING ALL RIGHTS TO A COURT TRIAL OR HEARING BEFORE A JUDGE AND/OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

/s/ Aurora Swithenbank
Aurora Swithenbank

Aurora Swithenbank
Name (Print)

By NMI Holdings, Inc.

Allison Miller

Senior Vice President, Chief Human Resources Officer